Exhibit 99.1
August 21, 2013

Plexus Announces Expansion in Guadalajara, Mexico

NEENAH, WI, August 21, 2013 - Plexus Corp. (NASDAQ: PLXS), today announced that it intends to begin operations in Guadalajara, Mexico, and has entered into an agreement to lease a 265,000 square feet manufacturing facility. The leased building will be built for Plexus by Corporate Properties of America and will be located in the Guadalajara Technology Park. This facility will become a part of Plexus' global network of 24 integrated facilities, providing customers with electronics design, manufacturing and sustaining solutions.

Todd Kelsey, Executive Vice President and Chief Operating Officer commented, “As part of our strategic planning process, we carefully evaluate the Plexus value proposition and service offerings of each of our regions to ensure we meet our customers' current and future needs. With the growing demand for low-cost manufacturing solutions in the Americas, the Guadalajara expansion will provide Plexus' quality and operational excellence while driving lowest total landed cost. The city of Guadalajara provides Plexus with access to a highly skilled workforce, a network of suppliers, a supportive business environment, and an efficient logistics infrastructure.”

Steve Frisch, Executive Vice President, Global Customer Services, commented, “Plexus is committed to continually advancing the competitiveness of our mid-to-low volume, higher complexity Product Realization Value Stream solutions. Our investment in Guadalajara reinforces Plexus' dedication to customer service excellence and emphasizes our focus on fulfilling customer needs in the Americas. This expansion provides valuable options for our customers that require a Mexico solution.”

Jorge Aristóteles Sandoval Díaz , Governor of the State of Jalisco, commented, “We are delighted that an important company such as Plexus, has considered Guadalajara, the Silicon Valley of Mexico, as the ideal location for their expansion plans in Latin America. We are pleased to welcome Plexus at a time that Jalisco is experiencing a great moment of economic development and productivity.”

Construction of the facility will begin in August 2013 with expected completion during the fiscal third quarter of 2014.

For further information, please contact:

Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. - The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: our inability to implement the Guadalajara, Mexico expansion as planned or to derive anticipated business levels and financial performance from the expansion; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects on Plexus of Juniper Network, Inc.'s disengagement; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facility in Romania and our announced plans to replace facilities in the United States, and other recent, planned and potential future expansions or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, instability in the Korean peninsula, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company's Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended September 29, 2012).

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